UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.     )

Filed by the Registrant ☒
Filed by a party other than the Registrant ☐

Check the appropriate box:
☐    Preliminary Proxy Statement
☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐    Definitive Proxy Statement
☒    Definitive Additional Materials
☐    Soliciting Material under §240.14a-12

MeridianLink, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):
☒    No fee required
☐    Fee paid previously with preliminary materials
☐    Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

MERIDIANLINK, INC.
3560 Hyland Avenue, Suite 200
Costa Mesa, CA 92626

SUPPLEMENT TO THE DEFINITIVE PROXY STATEMENT
RELATING TO THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 6, 2024

The following information is a supplement (the “Supplement”) to the Notice of Annual Meeting of Stockholders and Proxy Statement, dated April 24, 2024, (the “Proxy Statement”) furnished to stockholders of MeridianLink, Inc. (the “Company”) in connection with the solicitation of proxies by the Board of Directors (the “Board”) for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, June 6, 2024, at 10:00 a.m. Pacific Time.

This Supplement is being filed with the Securities and Exchange Commission (“SEC”) and is being made available to stockholders on or about May 24, 2024. Except as supplemented by the information contained herein, all information set forth in the Proxy Statement continues to apply.

THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

As described in our Current Report on Form 8-K filed with the SEC on May 24, 2024, on May 21, 2024, Timothy Nguyen notified the Company of his resignation from the Board, effective May 21, 2024. Mr. Nguyen’s decision to resign is not due to any disagreement with the Company on any matter relating to the Company’s operations, policies, or practices. Following his resignation from the Board, at the Board’s sole discretion and subject to any limitations imposed by the Board, Mr. Nguyen will serve as an observer to the Board, whereby he may attend and provide input at Board meetings. Mr. Nguyen’s role as Board observer is not subject to any agreement, and Mr. Nguyen will not have any voting rights afforded to Board members. Mr. Nguyen will not receive any compensation for his participation as a Board observer.

Mr. Nguyen’s term as a director was scheduled to expire at the annual meeting of stockholders to be held in 2025. At this time, the Board has determined neither to fill Mr. Nguyen’s vacancy nor to reduce the size of the Board.

As Mr. Nguyen was not a director nominee for election at the Annual Meeting, no agenda items presented in the Proxy Statement are affected by this Supplement.